Exhibit 5.1

June 3, 2014

The Spectranetics Corporation

9965 Federal Drive

Colorado Springs, Colorado 80921

Re:                             The Spectranetics Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for The Spectranetics Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on May 27, 2014 of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), that became automatically effective under the Securities Act pursuant to Rule 462(e) promulgated thereunder.  The Registration Statement relates to the proposed offer, issuance and sale by the Company, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the prospectus referred to therein (the “Prospectus Supplements”) of the following securities (collectively, the “Securities”):

(i)                         senior and subordinated debt securities (together, the “Debt Securities”), issuable directly or upon exercise of Warrants (as defined below);

(ii)                      preferred stock (the “Preferred Stock”) of the Company, issuable directly or upon conversion of Debt Securities or upon exercise of Warrants;

(iii)                   common stock (the “Common Stock”) of the Company, issuable directly or upon conversion of Debt Securities or Preferred Stock, or upon exercise of Warrants;

(iv)                  warrants to purchase Debt Securities, Preferred Stock, or Common Stock (collectively, the “Warrants”); and

(v)                     units consisting of one or more Warrants, Debt Securities, shares of Preferred Stock, shares of Common Stock or any combination of such securities (“Units”).

Pursuant to the Registration Statement, the Company has issued $230,000,000 of  2.625% Convertible Senior Notes due 2034 (the “Notes”), all of which will be sold to one or more underwriters pursuant to that certain

Underwriting Agreement, dated as of May 28, 2014 (the “Underwriting Agreement”), by and between the Company and Piper Jaffray & Co.

The Notes have been issued in the form set forth in the Indenture, dated as of June 3,2014 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of June 3, 2014 (the “First Supplemental Indenture,” as such First Supplemental Indenture amends and supplements the Base Indenture, the “Indenture”), by and between the Company and the Trustee. The Notes are also convertible into initially up to 7,337,460 shares of Common Stock (such number of shares of Common Stock issuable upon conversion of the Notes referred to herein as, the “Conversion Shares”).

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated May 27, 2014, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Base Prospectus”); the preliminary prospectus supplement, dated May 27, 2014, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act; the final prospectus supplement, dated May 28, 2014, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act (collectively with the Base Prospectus, the “Prospectus Supplement”); the Indenture; and the Notes. In addition, we have examined such other instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion as to the laws of any jurisdiction, other than the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

Based on such examination, we are of the opinion that:

1.            The Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.            When the applicable conversion right has been duly exercised in accordance with the terms of the Notes and the Indenture and the Conversion Shares have been issued and delivered upon such exercise in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed on June 3, 2014, for incorporation by reference in the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Douglas R. Wright